                                                                     EXHIBIT 4.5


              CERTIFICATE OF DESIGNATION OF CUMULATIVE CONVERTIBLE
                    PREFERRED STOCK, SERIES G - SUBSERIES II


     Tim B. Tarrillion and Judith Knight Shields do hereby certify that they are the President and Secretary, respectively, of North American Technologies Group, Inc., a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Restated Certificate of Incorporation, Section 151 of the Delaware General Corporation Law and the Master Certificate of Designation relating to the Company's Cumulative Convertible Preferred Stock, Series G (the "Master Certificate of Designation"); the Board of Directors of the Corporation adopted the following resolutions on March 25, 1998, 1998; and that none of the Series G Cumulative Convertible Preferred Stock - Subseries II has been issued.

     Pursuant to the terms of the Master Certificate of Designation, there is hereby created a subseries of Preferred Stock designated as Cumulative Convertible Preferred Stock, Series G - Subseries II (the "Series G Preferred - Subseries II"), which shall consist of 25,000 shares. The Series G Preferred-Subseries II shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below and as provided in the Master Certificate of Designation.

     The initial conversion price (the "Conversion Price") of the Series G Preferred - Subseries II shares shall be the lesser of (i) 90% of the average of the closing bid prices of the Company's common stock as reported on the Nasdaq SmallCap MarketSM during the ten (10) trading days preceding an including June 12, 1998; or (ii) the Subseries Conversion Price for the outstanding shares of Series G Preferred - Subseries I in effect immediately prior to the issuance of any Series G Preferred - Subseries II shares. The Conversion Price shall be subject to adjustment pursuant to the terms of the Master Certificate of Designation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Subseries to be duly executed by its President and attested to by its Secretary, this 12th day of May, 1998.

                         NORTH AMERICAN TECHNOLOGIES, GROUP, INC.


DATE: May 12, 1998    /s/ Tim B. Tarrillion
                      --------------------------------------------------------
                      Tim B. Tarrillion, President and Chief Executive Officer


DATE: May 12, 1998    /s/ Judith Knight Shields
                      ----------------------------------
                      Judith Knight Shields, Secretary